As filed with the Securities and Exchange Commission on March 16, 2001.

Registration No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

_________________________

HAROLD'S STORES, INC.

(Name of registrant as specified in its charter)

Oklahoma	765 Asp Street	73-1308796
(State or jurisdiction of incorporation or organization)	Norman, Oklahoma 73069 (405) 329-4045	(I.R.S. Employer Identification No.)
(Address, including zip code, and telephone number, including area code, of registrant's Principal Executive Offices)

__________________________________________

1993 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

Jodi L. Taylor

765 Asp Street

Norman, Oklahoma 73069

(405) 329-4045

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

J. Bradford Hammond, Esq.

Crowe & Dunlevy, A Professional Corporation

500 Kennedy Building

321 South Boston

Tulsa, Oklahoma 74103-3133

(918) 592-9800

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, par value $0.01 per share	250,000	$2.425	$606,250	$151.56

(1) Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee based on the average of the high and low sales prices of the Common Stock as reported on the American Stock Exchange on March 14, 2001.

The contents of the Registrant's Registration Statement on Form S-8 (File No. 33-68604) relating to the Registrant's 1993 Employee Stock Purchase Plan ("Plan") are incorporated herein by reference. This Registration Statement has been filed in accordance with General Instruction E to Form S-8 for the purpose of registering the offer and sale of 250,000 additional shares of Common Stock in connection with the Plan.

For a list of exhibits filed as part of this Registration Statement, see the Exhibit Index hereto.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Norman, State of Oklahoma on March 16, 2001.

HAROLD'S STORES, INC.

By: /s/ JODI L. TAYLOR

Jodi L. Taylor

Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Name	Position	Date
/s/ CLARK HINKLEY Clark Hinkley	Chief Executive Officer and Director (Principal Executive Officer)	March 16, 2001
/s/ JODI L. TAYLOR Jodi L. Taylor	Chief Financial Officer (Principal Financial and Accounting Officer)	March 16, 2001
/s/ REBECCA P. CASEY Rebecca P. Casey	Director	March 16, 2001
/s/ ROBERT L. ANDERSON Robert L. Anderson	Director	March 16, 2001
/s/ MARGARET A. GILLIAM Margaret A. Gilliam /s/ W. HOWARD LESTER W. Howard Lester /s/ LEONARD M. SNYDER Leonard M. Snyder	Director Director Director	March 16, 2001 March 16, 2001 March 16, 2001

931918

INDEX TO EXHIBITS

Exhibit

No. Description

5.1 Opinion of Crowe & Dunlevy, A Professional Corporation,

on legality of securities.

23.1 Consent of Arthur Andersen LLP.

23.2 Consent of KPMG LLP.

23.3 Consent of Crowe & Dunlevy, A Professional Corporation

(included in Exhibit 5.1).

Exhibit 5.1

March 12, 2001

Harold's Stores, Inc.

765 Asp Street

Norman, Oklahoma 73069

Re: Harold's Stores, Inc. - Registration Statement on Form S-8 Relating to 250,000 Additional Shares of Common Stock in Connection with the 1993 Stock Purchase Plan

Ladies and Gentlemen:

The 1993 Employee Stock Purchase Plan (the "Plan") of Harold's, Stores, Inc. (the "Company") authorizes the sale under the Plan of up to 280,145 shares of Common Stock (as adjusted to reflect the effects of stock dividends since inception of the Plan) that may be acquired from the Company and an unlimited number of shares that may be acquired in open market transactions or from sources other than the Company. The Company is filing a Registration Statement on Form S-8 relating to 250,000 additional shares that may be offered and sold under the Plan (the "Additional Shares").

You have requested our advice with respect to the legality of such of the Additional Shares as may be acquired directly from the Company under the Plan.

We have examined, and are familiar with, the originals or copies, the authenticity of which have been established to our satisfaction, of all documents and other instruments we have deemed necessary to express the opinions hereinafter set forth. We have assumed the accuracy and completeness of such documents and instruments and of the information contained therein.

Based on the foregoing, and upon consideration of applicable law, it is our opinion that such of the Additional Shares as may be acquired directly from the Company under the Plan and that do not exceed the maximum number of shares that may be acquired from the Company under the Plan as described above will, upon payment therefor and delivery thereof in accordance with the Plan, be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the above-captioned Registration Statement.

Respectfully submitted,

CROWE & DUNLEVY

A PROFESSIONAL CORPORATION

By: /s/ J. Bradford Hammond

J. Bradford Hammond

Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our reports dated March 13, 2000, included in and incorporated by reference in Harold's Stores, Inc. Form 10-K for the 52 week period ending January 29, 2000.

ARTHUR ANDERSEN LLP

Oklahoma City, Oklahoma

March 12, 2001

Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Harold's Stores, Inc. of our reports dated March 15, 1999, relating to the consolidated balance sheet of Harold's Stores, Inc. and subsidiaries as of January 30, 1999 and the related consolidated statements of operations, stockholders' equity and cash flows, and the related financial statement schedule for the 52 week periods ended January 30, 1999 and January 31, 1998, which reports appear in the Annual Report on Form 10-K of Harold's Stores, Inc. for the fiscal year ended January 29, 2000.

KPMG LLP

Oklahoma City, Oklahoma

March 12, 2001